Exhibit (a)(xiv)

ARTICLES SUPPLEMENTARY

OF

THE GABELLI EQUITY TRUST INC.

CREATING AND FIXING THE RIGHTS OF

5.00% SERIES H CUMULATIVE PREFERRED STOCK

The Gabelli Equity Trust Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors, at a meeting duly convened and held on August 30, 2012, pursuant to authority expressly vested in it by Article V of the Charter of the Corporation, adopted resolutions classifying up to 8,000,000 authorized and unissued shares of the Corporation, previously classified as shares of the Corporation’s Series G Cumulative Preferred Stock, par value $0.001 per share, as shares of 5.00% Series H Cumulative Preferred Stock, and authorizing such shares of 5.00% Series H Cumulative Preferred Stock for issuance by the Corporation.

SECOND: The Pricing Committee of the Board of Directors of the Corporation, at a meeting duly convened and held on September 24, 2012 pursuant to Section 2-411 of the Maryland General Corporation Law and authority granted it by the Board of Directors at its August 30, 2012 meeting, approved the designation and issuance by the Corporation of up to 4,200,000 shares of 5.00% Series H Cumulative Preferred Stock.

THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the 5.00% Series H Cumulative Preferred Stock, par value $0.001 per share, are as follows:

DESIGNATION

5.00% Series H Cumulative Preferred Stock: A series of 4,200,000 shares of preferred stock, par value $0.001 per share, liquidation preference $25 per share, is hereby designated “5.00% Series H Cumulative Preferred Stock” (the “Series H Preferred Stock”). Each share of Series H Preferred Stock may be issued on a date to be determined by the Board of Directors of the Corporation (or the Pricing Committee of the Board of Directors); shall have an initial dividend rate stated as a rate per annum, an initial Dividend Period and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Directors (or the Pricing Committee of the Board of Directors); and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Stock, as are set forth in these Articles Supplementary. The Series H Preferred Stock shall constitute a separate series of Preferred Stock.

ARTICLE I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute.

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adjusted Value” of each Rating Agency Eligible Asset shall be computed as follows:

(a) cash shall be valued at 100% of the face value thereof; and

(b) all other Rating Agency Eligible Assets shall be valued at the Discounted Value thereof; and

(c) each asset that is not a Rating Agency Eligible Asset shall be valued at zero.

“Administrator” means the other party to the Administration Agreement with the Corporation, which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

“ADRs” means U.S. dollar-denominated American Depository Receipts.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other person as shall be serving as the investment adviser of the Corporation.

“Agency Mortgage Collateral” means certificates guaranteed by U.S. Government Agencies (e.g., Federal National Mortgage Association (“FNMA”), Government National Mortgage Association (“GNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”)) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidences undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use).

“Annual Valuation Date” means the Valuation Date each calendar year so designated by the Corporation, commencing in the calendar year 2012.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of Series H Preferred Stock (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Bank Loans” means direct purchases of means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

“Basic Maintenance Amount” means, as of any Valuation Date, the dollar amount equal to (a) the sum of (i) the product of the number of shares of each class or series of Preferred Stock Outstanding on such Valuation Date multiplied by its Liquidation Preference per share; (ii) to the extent not included in (i) the aggregate amount of cash dividends and distributions (whether or not earned or declared) that will have accumulated for each Outstanding share of Preferred Stock from the most recent Dividend Payment Date to which dividends and distributions have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to a class or series of the Preferred Stock, then from the Date of Original Issue) through the Valuation Date plus all dividends and distributions to accumulate on the Preferred Stock then Outstanding during the 70 days following such Valuation Date or, if less, during the number of days following such Valuation Date that shares of Preferred Stock called for redemption are scheduled to remain Outstanding; (iii) the Corporation’s other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation on Common Stock shall not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); and (iv) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in (or specifically excluded by) any of (a)(i) through (a)(iii) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (b)(i) the Adjusted Value of any of the Corporation’s assets or (ii) the face value of any of the Corporation’s assets if, in the case of both (b)(i) and (b)(ii), such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of shares of Preferred Stock or payment of another liability and are either U.S. Government Obligations or evidences of indebtedness which have a rating assigned by a Rating Agency of at least AAA, SP-1+, A-1+, Aaa, P-1, VMIG-1 or MIG-1, and are irrevocably held by the Corporation’s custodian bank in a segregated account or deposited by the Corporation with the Dividend-Disbursing Agent for the payment of the amounts needed to redeem or repurchase Preferred Stock subject to redemption or repurchase or any of (a)(ii) through (a)(iv); and provided that in the event the Corporation has repurchased Preferred Stock and irrevocably segregated or deposited assets as described above with its custodian bank or the Dividend-Disbursing Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Preferred Stock to be repurchased from (a) above. Basic Maintenance Amount shall, for purposes of these Articles Supplementary, have a correlative meaning with respect to any other class or series of Preferred Stock.

“Basic Maintenance Amount Cure Date” means, with respect to the Series H Preferred Stock, 10 Business Days following a Valuation Date, such date being the last day upon which the Corporation’s failure to comply with paragraph 6(a)(ii)(A) of Article II hereof could be cured, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Basic Maintenance Report” or “Report” means, with respect to the Series H Preferred Stock, a report prepared by the Administrator which sets forth, as of the related Valuation Date, Rating Agency Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York are authorized or obligated by law to close.

“By-Laws” means the By-Laws of the Corporation, as amended from time to time.

“Charter” means the Articles of Incorporation of the Corporation, as amended and supplemented (including by these Articles Supplementary), as filed with the State Department of Assessments and Taxation of Maryland.

“Collateralized Mortgage Obligations” means publicly issued instruments rated “AAA” by S&P. No more than 25% of the total market value of collateral may be from one private sector issuer.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Conventional Mortgage” means a mortgage in which the interest rate does not change during the entire term of the loan.

“Convertible Corporate Indebtedness” means evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy the following conditions: (i) such evidence of indebtedness is rated at least CCC by S&P; and (ii) if such evidence of indebtedness is rated BBB or lower by S&P, the market capitalization of the issuer of such evidence of indebtedness is at least $100 million.

“Corporation” means The Gabelli Equity Trust Inc., a Maryland corporation.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Article II hereof.

“Date of Original Issue” means, with respect to the Series H Preferred Stock, September 28, 2012, and for the purposes of these Articles Supplementary shall mean with respect to any other class or series of Preferred Stock the date upon which shares of such class or series are first issued.

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Corporation has Rating Agency Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discount Factor” means (a) if a Rating Agency is rating the Series H Preferred Stock at the Corporation’s request, the Rating Agency Discount Factor, or (b) any applicable discount factor established by any other Rating Agency, whichever is applicable.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

“Dividend-Disbursing Agent” means, with respect to the Series H Preferred Stock, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Corporation and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series H Preferred Stock, any date on which dividends and distributions declared by the Board of Directors thereon are payable pursuant to the provisions of paragraph 2(a) of Article II of these Articles Supplementary and shall for the purposes of these Articles Supplementary have a correlative meaning with respect to any other class or series of Preferred Stock.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Eligible Assets” means Rating Agency Eligible Assets (if a Rating Agency is then rating the Series H Preferred Stock at the request of the Corporation) and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Series H Preferred Stock or any other outstanding series of Preferred Stock, whichever is applicable.

“FHA Mortgage” means a mortgage issued by federally qualified lenders and insured by the Federal Housing Administration (FHA).

“Fitch” means Fitch Ratings.

“Governing Documents” means the Charter and the By-Laws.

“High Yield Securities” means Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another NRSRO, rated BB+ or lower by S&P or not rated.

“Independent Accountant” means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

“Liquidation Preference” shall, with respect to the Series H Preferred Stock, have the meaning set forth in paragraph 3(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Market Value” means the market value of an asset of the Corporation as computed as follows: (i) Equity securities listed or traded on a nationally recognized securities exchange or traded in the U.S. over-the-counter market where trades are reported contemporaneously and for which market quotations are readily available, are valued at the last quoted sale or a market’s official closing price at the close of the exchange’s or other market’s regular trading hours, as of or prior to the time and day as of which such value is being determined. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market as determined by the Adviser. If there has been no sale on the day the valuation is made, the securities are valued at the closing bid price on the principal market for such security on such day. If no asked prices are quoted on such day, then the security is valued at the closing bid price on the principal market for such security on such day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price. (ii) Debt instruments are valued based upon (a) the basis of prices provided by a pricing service or (b) the lower of the value set forth in bids from two independent dealers in securities, one of which bids will be in writing.

“Monthly Valuation Date” means the last Valuation Date of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc., or its successors at law.

“Mortgage Pass-Through Certificates” means publicly-issued instruments maintaining at least AA- ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible adjustable rate mortgages (ARMs) are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Article II hereof.

“Other Rating Agency” means any rating agency other than a Rating Agency then providing a rating for the Series H Preferred Stock at the request of the Corporation.

“Outstanding” means, as of any date, Preferred Stock theretofore issued by the Corporation except:

(a) any such share of Preferred Stock theretofore cancelled by the Corporation or delivered to the Corporation for cancellation;

(b) any such share of Preferred Stock, other than auction rate Preferred Stock, as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Corporation in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to these Articles Supplementary with respect thereto;

(c) in the case of auction rate Preferred Stock, any such shares theretofore delivered to the applicable auction agent for cancellation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the paying agent sufficient funds to redeem such shares; and

(d) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of Preferred Stock as to which any subsidiary of the Corporation is the holder will be disregarded and deemed not Outstanding, and (ii) in connection with any auction of shares of auction rate Preferred Stock as to which the Corporation or any Person known to the auction agent to be a subsidiary of the Corporation is the holder will be disregarded and not deemed Outstanding.

“Person” means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Corporation, and includes the Series H Preferred Stock.

“Pricing Service” means any of the following: Bloomberg L.P., Interactive Data Pricing and Reference Data, Inc., Pricing Direct Inc., SIX Telekurs USA Inc., Standard & Poor’s and Thomson Reuters Markets, LLC.

“Rating Agency” means S&P as long as such rating agency is then rating the Series H Preferred Stock at the Corporation’s request or any other rating agency then rating the Series H Preferred Stock at the Corporation’s request.

“Rating Agency Discount Factor” means:

Type of Rating Agency Eligible Asset	Discount Factor for AAA Rating

Common Stocks (including ADRs)[1]
Small cap stocks	236.13%
Mid cap stocks	190.13%
Large cap stocks	174.94%
DRD Eligible Preferred Stock with a senior or preferred stock rating of at least BBB	312.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock rating of at least BBB	201.36%
DRD Eligible Preferred Stock with a senior or preferred stock rating below BBB	317.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock rating below BBB-	206.36%
Convertible bonds rated AAA to AAA-	161.53%
Convertible bonds rated AA+ to AA-	168.00%
Convertible bonds rated A+ to A-	174.46%
Convertible bonds rated BBB+ to BBB-	180.93%
Convertible bonds rated BB+ to BB-	187.39%
Convertible bonds rated B+ to B	193.86%
Convertible bonds rated CCC	200.32%
Short-Term Money Market Instruments with maturities of 180 days or less	104.2%
Short-Term Money Market Instruments with maturities of between 181 and 360 days	113.3%
U.S. Government Securities (52 week Treasury Bills)	106.1%
U.S. Government Securities (Two-Year Treasury Notes)	109.8%
U.S. Government Securities (Five-Year Treasury Notes)	115.8%
U.S. Government Securities (Ten-Year Treasury Notes)	122.6%
U.S. Government Securities (Thirty-Year Treasury Bonds)	128.0%

[1]	Market cap for large-cap stocks are $10 billion and up, mid-cap stocks range between $2 billion and $10 billion, and small-cap stocks are $2 billion and below.

Type of Rating Agency Eligible Asset	Discount Factor for AAA Rating

Agency Mortgage Collateral (Fixed 15-Year)	130.2%
Agency Mortgage Collateral (Fixed 30-Year)	132.8%
Agency Mortgage Collateral (ARM 1/1)	122.7%
Agency Mortgage Collateral (ARM 3/1)	123.3%
Agency Mortgage Collateral (ARM 5/1)	123.7%
Agency Mortgage Collateral (ARM 10/1)	123.9%
Bank Loans (S&P Loan Category A)	117.79%
Bank Loans (S&P Loan Category B)	125.47%
Bank Loans (S&P Loan Category C)	154.08%
Bank Loans (S&P Loan Category D)	178.25%
Corporate Bonds rated at least AAA	109.6%
Corporate Bonds rated at least AA+	111.0%
Corporate Bonds rated at least AA	112.4%
Corporate Bonds rated at least AA-.	113.7%
Corporate Bonds rated at least A+	115.3%
Corporate Bonds rated at least A	116.4%
Corporate Bonds rated at least A-	117.7%
Corporate Bonds rated at least BBB+	119.9%
Corporate Bonds rated at least BBB	121.5%
Corporate Bonds rated at least BBB-	123.2%
Corporate Bonds rated at least BB+	136.4%
Corporate Bonds rated at least BB	136.6%
Corporate Bonds rated at least BB-	140.6%
Corporate Bonds rated at least B+	157.3%
Corporate Bonds rated at least B	171.3%
Corporate Bonds rated at least B-	187.9%
Corporate Bonds rated at least CCC+	193.7%
Corporate Bonds rated at least CCC	230.2%
Corporate Bonds rated at least CCC-	299.1%
Cash and Cash Equivalents	100%
Municipal Obligations rated AAA	143.39%
Municipal Obligations rated AA	146.39%
Municipal Obligations rated A	149.39%
Municipal Obligations rated BBB	152.39%
Municipal Obligations rated BB	175.11%
Municipal Obligations rated B	195.11%
Municipal Obligations rated CCC	215.11%
Unrated Municipal Obligations	220.00%
Common Stock of real estate investment trusts and other real estate companies	152.82%
Mortgage Pass-Through Certificates 15-yr	132.0%
Mortgage Pass-Through Certificates 30-yr.	134.6%
Mortgage Pass-Through Certificates 1/1	126.3%
Mortgage Pass-Through Certificates 3/1	126.8%
Mortgage Pass-Through Certificates 5/1	127.2%
Mortgage Pass-Through Certificates 10/1	127.5%
Conventional/FHA/VA Mortgages and Whole Loans 15-year	134.1%
Conventional/FHA/VA Mortgages and Whole Loans 30-year	136.7%
Conventional/FHA/VA Mortgages and Whole Loans 1/1	130.3%
Conventional/FHA/VA Mortgages and Whole Loans 3/1	131.5%
Conventional/FHA/VA Mortgages and Whole Loans 5/1	131.5%

Type of Rating Agency Eligible Asset	Discount Factor for AAA Rating

Conventional/FHA/VA Mortgages and Whole Loans 10/1	131.5%
Collateralized Mortgage Obligations (weighted average life (WAL) less than 5-years)	135.0%
Collateralized Mortgage Obligations (WAL more than 5-years and more than 10-years)	145.0%
FHA-Insured Multifamily Loans	190.0%
Asset-Backed Securities (ABS) (Automobile loans and fixed-rate credit card receivables with a WAL less than 5-years)	130.0%
ABS (Automobile loans and fixed-rate credit card receivables with WAL more than 5-yr and less than 10 years)	140.0%
ABS (Floating-rate credit cards)	113.3%

Notwithstanding the foregoing, the Rating Agency Discount Factor for short-term Municipal Obligations will be 115% so long as such Municipal Obligations are rated A-1 + or SP-1 + by S&P and mature or have a demand feature exercisable within 30 days or less, or 123% so long as such Municipal Obligations are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated equivalent to A-1+ or SP-1+ by another nationally recognized statistical rating organization (“NRSRO”), on a case by case basis; provided, however, that any such non-S&P rated short-term Municipal Obligations which have demand features exercisable within 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution with a short-term rating of at least A-l+ from S&P; and further provided that such non-S&P rated short-term Municipal Obligations may comprise no more than 50% of short-term Municipal Obligations that qualify as Rating Agency Eligible Assets; provided, however, that High Yield Securities may comprise no more than 20% of the short-term Municipal Obligations that qualify as Rating Agency Eligible Assets; (i) the Rating Agency Discount Factor for Receivables for Municipal Obligations Sold (as defined below) that are due in more than five Business Days from such Valuation Date will be the Rating Agency Discount Factor applicable to the Municipal Obligations sold; (ii) no Rating Agency Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold if such receivables are due within five Business Days of such Valuation Date; and (iii) in the case of any Municipal Obligation that is not rated by S&P but qualifies as a Rating Agency Eligible Asset pursuant to clause (iii) of that definition, such Municipal Obligation will be deemed to have an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by a NRSRO. “Receivables for Municipal Obligations Sold,” for purposes of calculating Rating Agency Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date. The Corporation may adopt Rating Agency Discount Factors for Municipal Obligations other than Municipal Obligations, provided that S&P advises the Corporation in writing that such action will not adversely affect its then current rating on the Series H Preferred. For purposes of the foregoing, Anticipation Notes (i.e., notes that will be paid with the proceeds from subsequent bond issues, from tax revenue or other revenue anticipated to be received by a government entity) rated SP-1+ or, if not rated by S&P, equivalent to A-l+ or SP-1+ by another NRSRO, on a case by case basis, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations.

The Rating Agency Discount Factor applied to cash, cash equivalents and demand deposits in an “A-l+” rated institution will be 100%. “A-1+” rated commercial paper, with maturities no greater then 30 calendar days and held instead of cash until maturity is valued at 100%. Securities with next-day maturities invested in “A-1+” rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.

The Rating Agency Discount Factor for shares of unrated affiliated money market funds (money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act) used as “sweep” vehicles will be 110%. Money market funds rated “AAAm” will be discounted at the appropriate level as dictated by the Rating Agency Exposure Period. No Rating Agency Discount Factor will be applied to money market funds rated AAAm by S&P with effective next day maturities.

Receivables due within five business days of a Valuation Date will be treated as cash and are valued at 100%.

Receivables that are due in more than five business days of a Valuation Date qualify as a Rating Agency Eligible Asset at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.

For purposes of determining the discount factors applicable to Municipal Obligation collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.

“Rating Agency Eligible Assets” means:

(a) Deposit Assets;

(b) U.S. Government Securities and U.S. Government Agencies;

(c) Corporate Bonds/Indebtedness. Evidences of indebtedness other than Deposit Assets, U.S. Government Securities and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) (“Other Debt”) and that satisfy all of the following conditions:

(i)	no more than 10% of the Other Debt may be unrated;

(ii)	the remaining term to maturity of such Other Debt shall not exceed thirty (30) years;

(iii)	and such Other Debt must provide for periodic interest payments in cash over the life of the security;

(iv)	the issuer of such evidences of indebtedness files periodic financial statements with the Commission; provided, however, non-rated evidences of such indebtedness or issuers of Other Debt may not constitute more than 10% of the Corporation’s Other Debt;

(d) Convertible Corporate Indebtedness.

(e) Agency Mortgage Collateral. The following conditions apply for Agency Mortgage Collateral:

(i)	For GNMA certificates backed by pools of graduated payment mortgages, levels are 20 points above established levels;

(ii)	Qualifying “large pool” FNMA mortgage-backed securities and FHLMC participation certificates are acceptable as eligible collateral. The eligible fixed-rate programs include FNMA MegaPools, FNMA Majors, FHLMC Multilender Swaps, and FHLMC Giant certificates. Eligible ARMs programs include nonconvertible FNMA ARM MegaPools and FHLMC weighted average coupon ARM certificates. Eligible FHLMC Giant programs exclude interest-only and principal only stripped securities;

(iii)	FNMA certificates backed by multifamily ARMs pegged to the 11th District Cost of Funds Index are acceptable as eligible collateral at 5 points above established levels; and

(iv)	Multiclass REMICs issued by FNMA and FHLMC are acceptable as eligible collateral at the collateral levels established for CMOs.

(f) Mortgage Pass-Through Certificates.

(g) Mortgage-Backed Securities (i.e., debt obligations that represent claims to cash flows from pools of mortgage loans).

(i)	Mortgage Pass-Through Certificates are publicly issued instruments rated at least “AA-” by S&P. Pass-throughs backed by pools of convertible adjustable-rate mortgages (ARMs) are discounted at an additional five percentage points above the levels established for pass-throughs backed by fixed or non-conventional ARM pools.

(ii)	Fixed-Rate and Adjustable-rate mortgage collateral (Conventional/FHA/VA and Whole Loans) Pool must consist of at least 100 loans each secured by single-family, one-unit, detached primary residence. 25% of the total pool may have an LTV greater than 80% but less than or equal to 90%. 10% may have an original LTV of no greater than 95%. Loans with LTV greater than 80% must have a “AA” rated primary mortgage insurance. 25% may have balances between $400,000 and $600,000, provided the maximum size of any loan is appropriate with respect to the market area of the originator. 10% of the pool may represent condominiums that are four stories or less. High LTVs, high loan balance, and condominiums, in aggregate, should not exceed 35% of the pool.

(iii)	FHAA-Insured Multifamily Loans must have a minimum principal balance of $100,000 and have at least a one-year remaining maturity. The aggregate market value of any one loan may not exceed 5% of the aggregate market value of the portfolio. Such loans should be initially included in minimum blocks of $5 million. Project loans must have at least a 90% occupancy rate at the time the loan is pledged. After 90 days defaulted mortgage loans must be valued at zero. A loan in default should be liquidated or substituted within a 90-day period.

(iv)	Collateralized Mortgage Obligations;

(h) Rule 144A Securities;

(i) Senior Loans, provided, however, that the initial issue amount (facility size) is at least $100 million. The minimum accepted holding size (notional amount) of any given loan not rated by S&P, Moody’s or an Other Rating Agency is at least $1 million, provided, that participation loans are limited to not more than 10% of the aggregate value of the Rating Agency Eligible Asset. For loans rated by S&P, Moody’s or an Other Rating Agency, there is no minimum accepted holding size. Senior Loan Participations and non-Senior Loans will qualify as Rating Agency Eligible Assets only up to an aggregate maximum of 15% of the Corporation’s total assets. These levels apply to U.S. lenders only; any international loans are excluded.

(j) Preferred stocks that satisfy all of the following conditions:

(i)	The preferred stock issue has a senior rating from S&P, or the preferred issue must be rated. In the case of Yankee preferred stock, the issuer should have an S&P senior rating of at least BBB-, or the preferred issue must be rated at least BBB-.

(ii)	The issuer, or if the issuer is a special purpose corporation, its parent, is listed on either the New York Stock Exchange, the NYSE MKT or NASDAQ if the traded par amount is less than $1,000. If the traded par amount is $1,000 or more exchange listing is not required.

(iii)	The collateral pays cash dividends denominated in U.S. dollars.

(iv)	Private placements under Rule 144A with registration rights are Rating Agency Eligible Assets.

(v)	The minimum market capitalization of eligible issuers is $100 million.

(k) Restrictions for floating-rate preferred stock:

(i)	Holdings must be limited to preferred stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days.

(ii)	The floating-rate preferred stock may not have been subject to a failed auction.

(l) Restrictions for adjustable- or auction-rate preferred stock:

(i)	The total fair market value of adjustable-rate preferred stock held in the portfolio may not exceed 10% of eligible assets.

(m) Concentration Limits:

(i)	Total issuer exposure in preferred stock of any one issuer is limited to 10% of the fair market value of Rating Agency Eligible Assets.

(ii)	Preferred stock rated below B- (including non-rated preferred stock) are limited to no more than 15% of the fair market value of the Rating Agency Eligible Assets.

(iii)	Add 5 points to over-collateralization level for issuers with a senior rating or preferred stock rating of less than BBB-.

(iv)	Add 10 point to over-collateralization level of issuers with no senior rating, preferred stock rating or dividend history.

(n) Common Stocks (including ADRs). Common stocks that satisfy all of the following conditions:

(i)	Each stock must have a minimum market capitalization of at least $100 million.

(ii)	Restricted stocks (144A securities) or any pink sheet stocks (generally, stocks that are not carried in daily over-the-counter newspaper listings) are ineligible.

(iii)	The issuer may not hold any equity unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, NYSE MKT, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, NASDAQ, and National Market Quotations).

(iv)	The collateral is owned by the Corporation, or the trustee or collateral agent has a first perfected priority security interest in the collateral. (For S&P’s perfection of Security Interest Criteria, see Legal Criteria For Structured Finance Transactions, October 2006.)

Note: Add 20 percentage points to the overcollateralization level for common stock that do not meet the requirement of item (m)(iv) above.

(o) Municipal Obligations. A Municipal Obligation owned by the Corporation that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in U.S. Dollars; (iii) has an original issuance size of $10 million or greater and any securities with an issuance size of under $10 million must be rated “AA” or better by S&P; or, if not rated by S&P but rated AAA by another NRSRO, on a case by case basis; (iv) except for Inverse Floaters (i.e., a bond or other type of debt whose coupon rate has an inverse relationship to interest rates), is not part of a private placement of Municipal Obligations; (v) is issued by any of the 50 states of the United States, its territories, and their subdivisions, counties, cities, towns, villages, and school districts; by agencies such as authorities and special districts created by the states; and by certain federally sponsored agencies such as local housing authorities. Payments made on these bonds are exempt from federal income taxes and are generally exempt from state and local taxes in the state of issuance; and (vi) fifty percent of the aggregate fair market value of the pledged pool may be rated by a NRSRO other than S&P. Notwithstanding the foregoing limitations:

(i)	Municipal Obligations (excluding Escrow Bonds) of any one issuer or guarantor (excluding bond insurers) rated at least “BBB” by S&P or “A” by another NRSRO shall be considered Rating Agency Eligible Assets only to the extent the Market Value of such Municipal Obligations (including short-term Municipal Obligations) does not exceed 10% of the aggregate Market Value of Rating Agency Eligible Assets, provided that either (i) 2% is added to the Rating Agency Discount Factor for every 1% by which the Market Value for any issuer exceeds 5%, up to a maximum of 10% or (ii) 10% is added to the Rating Agency Discount Factor for any issuer that exceeds 5% of the aggregate Rating Agency Eligible Assets. High Yield Securities of any one issuer shall be considered to be Rating Agency Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 5% of the aggregate Market Value of Rating Agency Eligible Assets;

(ii)	Municipal Obligations not rated by S&P shall be considered Rating Agency Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 50% of the aggregate Market Value of Rating Agency Eligible Assets; provided, however, that High Yield Securities shall be considered Rating Agency Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 20% of the aggregate Market Value of Rating Agency Eligible Assets; and

(iii)	Municipal Obligations issued by issuers in any one state or territory will be considered Rating Agency Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 25% of the aggregate Market Value of Rating Agency Eligible Assets.

(p) Asset Backed Securities. Receivables-backed tranches are publicly issued with a rating of “AA” or higher by S&P, tranches are current interest-bearing, fixed- or floating-rate, and are backed by automobile loans or credit card (fixed-rate only) receivables with an original issuance size of at least $200 million. No more than 25% of the total market value of the collateral can be from one private sector issuer. With respect to floating-rate credit card receivables, not more than 25% of the collateral may be from one investment-grade private sector issuer. No more than 10% of the market value of the collateral may be from one noninvestment-grade private sector issuer.

(q) Escrow Bonds (i.e., a type of municipal obligation backed by escrow funds designed to make payments as outlined in the security’s original indenture) may comprise 100% of the Corporation’s Rating Agency Eligible Assets. Bonds that are legally defeased and secured by direct U.S. Government Securities are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. agency paper must meet the minimum issuance size requirement for the Corporation described above. Bonds initially rated or re-rated as an Escrow Bond by another NRSRO are limited to 50% of the Corporation’s Rating Agency Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or re-rated by S&P or another NRSRO are assigned that same rating level as its debt issuer, and will remain in its original industry category.

The Corporation’s portfolio must consist of no less than 20 issues representing no less than 10 industries as determined by the S&P Global Industry Classification System.

Any asset of the Corporation that does not have a Rating Agency Discount Factor will be valued at $0.00.

“Rating Agency Exposure Period” means the sum of (i) that number of days from the last Valuation Date on which the Corporation’s Discounted Value of Rating Agency Eligible Assets were greater than the Basic

Maintenance Amount to the Valuation Date on which the Corporation’s Discounted Value of Rating Agency Eligible Assets failed to exceed the Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Corporation has under these Article Supplementary to cure any failure to maintain a Discounted Value of Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount, and (iii) the maximum number of days the Corporation has to effect a mandatory redemption under these Articles Supplementary.

“Rating Agency Hedging Transaction” means for so long as any Series H Preferred Stock are rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the Series H Preferred Stock by S&P, except that the Corporation may purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, “Rating Agency Hedging Transactions”), subject to the following limitations:

Futures and Options

(a)	Rating Agency Hedging Transactions may not exceed the notional value of the Preferred Stock that is outstanding;

(b)	the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (A) the Corporation does not have Rating Agency Eligible Assets with an aggregate Discounted Value equal to or greater than the Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Corporation is required to pay variation margin on the second such Valuation Date;

(c)	the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms or the contract or option is to be settled in cash; and

(d)	when the Corporation writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid securities in a segregated account with the Corporation’s custodian, so that the amount so segregated plus the amount of initial margin and variation margin held in the account of or on behalf of the Corporation’s broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

Credit Default Swaps entered into according to International Swap Dealers Association (“ISDA”) standards if premiums not paid in advance will be counted as a liability for purpose of the asset coverage test; the Corporation is not the seller of credit protection.

Interest Rate Swaps

(a)	the Corporation may engage in interest rate swaps if it is accordance to ISDA standards,

(b)	the counterparty to the swap transaction has a minimum short-term rating of “A-1” or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty’s minimum senior unsecured long-term debt rating is “A-”, or equivalent by S&P, or higher,

(c)	The original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the Preferred Stock,

(d)	The interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Corporation fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive Valuation Dates then the agreement shall terminate immediately,

(e)	For the purpose of calculating the asset coverage test, 90% of any positive mark-to-market valuation of the Corporation’s rights will be Rating Agency Eligible Assets and 100% of any negative mark-to-market valuation of the Corporation’s rights will be included in the calculation of the Basic Maintenance Amount,

(f)	The Corporation must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the Corporation’s obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the Corporation’s accrued obligations under the agreement. For caps and floors, the Corporation must maintain liquid assets with a value at least equal to the Corporation’s obligations with respect to such caps or floors.

Short Sales

The Corporation may engage in short sales of securities or short sales against the box if:

(a)	the Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding.

(b)	The transaction will be marked-to-market daily by the counterparty.

Margin Purchase

(a)	the Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the margin purchase equals the current net obligation of the Corporation.

(b)	The transaction will be marked-to-market daily by the counterparty.

Reverse Repurchase Agreements

The Corporation may engage in reverse repurchase agreements if:

(a)	the counterparty is rated at least A-/A-1 and the agreement matures in 30 days or less, or

(b)	the counterparty must be rated AA-/A-1+ if the transaction matures in more than 30 days but less than 183 days,

(c)	and the securities are marked-to-market daily by the counterparty.

For purposes of determining whether the Corporation has Rating Agency Eligible Assets with a Discounted Value that equals or exceeds the Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of initial margin or variation margin shall be zero and the aggregate settlement value of the transaction shall be reduced by an amount equal to the Rating Agency Discount Factor for that asset.

The Corporation’s obligations to any counterparty under a Rating Agency Hedging Transaction shall be counted as a liability that is senior to the preferred in calculating the Basic Maintenance Amount.

“Rating Agency Industry Classifications” means, for the purposes of determining Rating Agency Eligible Assets, each of the following industry classifications (or such other classifications as a Rating Agency may from time to time approve for application to the Series H Preferred Stock):

1.	Aerospace and Defense.

2.	Air Transport.

3.	Automotive.

4.	Beverage and Tobacco.

5.	Building and Development.

6.	Business Equipment & Services.

7.	Cable & Satellite Television.

8.	Chemicals & Plastics.

9.	Clothing/Textiles.

10.	Conglomerates.

11.	Containers & Glass Products.

12.	Cosmetics/Toiletries.

13.	Diversified Insurance.

14.	Drugs.

15.	Ecological Services & Equipment.

16.	Electronics/Electrical.

17.	Equipment Leasing.

18.	Equity REITs and REOCs.

19.	Farming/Agriculture.

20.	Financial Intermediaries.

21.	Food/Drug Retailers.

22.	Food Products.

23.	Food Service.

24.	Forest Products.

25.	Health Care.

26.	Health Insurance.

27.	Home Furnishings.

28.	Industrial Equipment.

29.	Leisure Goods/Activities/Movies.

30.	Life Insurance.

31.	Lodging & Casinos.

32.	Mortgage REITs.

33.	Nonferrous Metals/Minerals.

34.	Oil & Gas.

35.	Property & Casualty Insurance.

36.	Publishing.

37.	Radio & Television.

38.	Rail Industries.

39.	Retailers.

40.	Steel.

41.	Surface Transport.

42.	Telecommunications.

43.	Utilities.

The Corporation will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and a Rating Agency, to the extent the Corporation considers necessary.

“Rating Agency Loan Category” means the following four categories (and, for purposes of this categorization, the Market Value of a Rating Agency Eligible Asset trading at par is equal to $1.00):

a.	“S&P Loan Category A” means Performing Senior Loans which have a Market Value greater than $0.90;

b.	“S&P Loan Category B” means Performing Senior Loans which have a Market Value greater than or equal to $0.85 but equal to or less than $0.90;

c.	“S&P Loan Category C” means non-Performing Senior Loans which have a Market Value greater than $0.85;

d.	“S&P Loan Category D” means:

(i)	Performing Senior Loans which have a Market Value less than $0.85; and

(ii)	Non-Performing Senior Loans which have a Market Value less than or equal to $0.85.

e.	“Performing” means that no default as to the payment of principal or interest has occurred and is continuing.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Registered Investment Company” means an investment company, such as an open-end or closed-end mutual fund, which files a registration statement with the Commission and meets all requirements of the 1940 Act.

“S&P” means Standard & Poor’s Ratings Services, or its successors at law.

“Senior Loan” means any secured Bank Loan that is not subordinated by its terms to any other indebtedness of the borrower.

“Senior Loan Participation” means participations by the Corporation in a lender’s portion of a Bank Loan where the Corporation has a contractual relationship with such lender and not the borrower.

“Series H Preferred Stock” means the 5.00% Series H Cumulative Preferred Stock, par value $0.001 per share, of the Corporation.

“Series H Asset Coverage Cure Date” means, with respect to the failure by the Corporation to maintain Asset Coverage (as required by paragraph 6(a) of Article II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days or 360 days for purposes of determining Rating Agency Eligible Assets:

(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds;

(iv)	U.S. Government Obligations and Government Securities; and

(v)	Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.

“U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“Valuation Date” means the last Business Day of each month, or for purposes of determining whether the Corporation is maintaining the Basic Maintenance Amount, each business day commencing with the Date of Original Issue.

“VA Mortgage” means a mortgage qualifying under the mortgage loan program established by the United States Department of Veterans Affairs to help veterans and their families obtain home financing.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Article II hereof.

“Whole Loan” means an investment representing an original mortgage loan from a loan representing a participation with one or more lenders.

ARTICLE II

5.00% SERIES H CUMULATIVE PREFERRED STOCK

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series H Preferred Stock to be issued is 4,200,000. No fractional shares of Series H Preferred Stock shall be issued.

(b) Shares of Series H Preferred Stock which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Preferred Stock.

(c) The Series H Preferred Stock shall rank on a parity with any other series of Preferred Stock as to the payment of dividends, distributions and liquidation preference to which such stock is entitled.

(d) No holder of Series H Preferred Stock shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Stock or Common Stock or other securities of the Corporation which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) Holders of shares of Series H Preferred Stock shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Directors, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series H Preferred Stock and no more, payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on December 26, 2012 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series H Preferred Stock as they appear on the stock register of the Corporation at the close of business on the fifth Business Day prior to the Dividend Payment Date in preference to dividends and distributions on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series H Preferred Stock in payment of dividends and distributions. Dividends and distributions on shares of Series H Preferred Stock shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series H Preferred Stock may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

(b) (i) No full dividends or distributions shall be declared or paid on shares of Series H Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Stock ranking on a parity with the Series H Preferred Stock as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all Outstanding shares of such Preferred Stock, any dividends and distributions being paid on such shares of Preferred Stock (including the Series H Preferred Stock) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant Dividend Payment Date. No holders of shares of Series H Preferred Stock shall be entitled to any dividends or distributions, whether payable in cash, property or stock, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on shares of Series H Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Series H Preferred Stock that may be in arrears.

(ii) For so long as shares of Series H Preferred Stock are Outstanding, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Series H Preferred Stock as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series H Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Series H Preferred Stock as to payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series H Preferred Stock as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Corporation’s Rating Agency Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Corporation shall have Asset Coverage, (B) all cumulative dividends and distributions on all shares of Series H Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Corporation has redeemed the full number of shares of Series H Preferred Stock to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the shares of Series H Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities) on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series H Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series H Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Corporation.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Outstanding shares of Series H Preferred Stock, and any other Outstanding shares of a class or series of Preferred Stock ranking on a parity with the Series H Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series H Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the holders of shares of Series H Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of shares of Series H Preferred Stock, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Series H Preferred Stock as to liquidation.

4. Redemption.

Shares of the Series H Preferred Stock shall be redeemed by the Corporation as provided below:

(a) Mandatory Redemptions.

If the Corporation is required to redeem any shares of Preferred Stock (which may include Series H Preferred Stock) pursuant to paragraphs 6(b) or 6(c) of Article II hereof or pursuant to the Charter, then the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Series H Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 4(c) hereof. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Preferred Stock, which, to the extent permitted by the 1940 Act and Maryland law, at the option of the Corporation may include any proportion of Series H Preferred Stock or any other series of Preferred Stock, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Corporation having Asset Coverage or an Adjusted Value of its Rating Agency Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if such Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding shares of Series H Preferred Stock, at a price equal to the Liquidation Preference per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Corporation) through the date of redemption (the “Redemption Price”). In the event that shares of Preferred Stock are redeemed pursuant to paragraphs 6(b) or 6(c) of Article II hereof, the Corporation may, but is not required to, redeem a sufficient number of shares of Series H Preferred Stock pursuant to this paragraph 4(a) which, when aggregated with other shares of Preferred Stock redeemed by the Corporation, permits the Corporation to have with respect to the shares of Preferred Stock (including the Series H Preferred Stock) remaining Outstanding after such redemption (i) Asset Coverage of as much as 210% and (ii) Rating Agency Eligible Assets with Adjusted Value of as great as 110% of the Basic Maintenance Amount. In the event that all of the shares of Series H Preferred Stock then Outstanding are required to be redeemed pursuant to paragraph 6 of Article II hereof, the Corporation shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

(b) Optional Redemptions.

Prior to September 28, 2017 the shares of Series H Preferred Stock are not subject to optional redemption by the Corporation unless such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing on September 28, 2017 and thereafter, and prior thereto to the extent necessary to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by the 1940 Act and Maryland law, the Corporation may at any time upon Notice of Redemption redeem the Series H Preferred Stock in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 40 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Corporation shall determine or be required to redeem shares of Series H Preferred Stock pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation on the close of business on such date as the Board of Directors or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series H Preferred Stock. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Directors or its delegatee; (B) the number or percentage of shares of Series H Preferred Stock to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all shares of Series H Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Corporation shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the shares of Series H Preferred Stock to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Series H Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Series H Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Series H Preferred Stock called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series H Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of shares of Series H Preferred Stock that are subject to redemption shall surrender such shares to the Corporation as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the shares of Series H Preferred Stock pursuant to these Articles Supplementary, such redemption shall be made pro rata from each holder of shares of Series H Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Corporation shall not redeem shares of Series H Preferred Stock unless all accumulated and unpaid dividends and distributions on all Outstanding shares of Series H Preferred Stock and other Preferred Stock ranking on a parity with the Series H Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Article II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series H Preferred Stock.

If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series H Preferred Stock or other Preferred Stock designated to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Series H Preferred Stock and other Preferred Stock so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series H Preferred Stock and other Preferred Stock designated to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided by law or as specified in the Governing Documents or a resolution of the Board of Directors or its delegatee, each holder of shares of Series H Preferred Stock and any other Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the holders of Outstanding shares of Preferred Stock, including Series H Preferred Stock, and of shares of Common Stock shall vote together as a single class; provided, however, that at any meeting of the stockholders of the Corporation held for the election of directors, the holders of Outstanding shares of Preferred Stock, including Series H Preferred Stock, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect a number of the Corporation’s directors, such that following the election of directors at the meeting of the stockholders, the Corporation’s Board of Directors shall contain two directors elected by the holders of the Outstanding shares of Preferred Stock, including the Series H Preferred Stock. Subject to paragraph 5(b) of Article II hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of Outstanding shares of Preferred Stock, including the Series H Preferred Stock, voting as a single class, shall elect the balance of the directors.

(b) Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock pursuant to paragraph 5(a) above, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Corporation and the Board of Directors shall take all necessary action, including amending the By-Laws, to effect an increase in the number of directors as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding shares of Series H Preferred Stock equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the Directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 90 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series H Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Governing Documents, by statute or otherwise, a share of Series H Preferred Stock which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including Series H Preferred Stock, to elect directors, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock, including Series H Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Preferred Stock, including Series H Preferred Stock, to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above, the number of directors shall be automatically reduced to the number and composition of directors on the Board immediately preceding such Voting Period.

(d) Exclusive Remedy.

Unless otherwise required by law, the holders of shares of Series H Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Series H Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends and distributions on the shares of Series H Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

(e) Notification to a Rating Agency.

In the event a vote of holders of Series H Preferred Stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, if the Series H Preferred Stock is rated by a Rating Agency at the Corporation’s request, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify the Rating Agency of the result of such vote.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any shares of Series H Preferred Stock are Outstanding, the Corporation shall make the following determinations:

(i) Asset Coverage. The Corporation shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any share of Series H Preferred Stock is Outstanding.

(ii) Basic Maintenance Amount Requirement.

(A) If any shares of Series H Preferred Stock are Outstanding and are rated by a Rating Agency at the Corporation’s request, the Corporation shall maintain, on each Valuation Date, Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Corporation shall use all commercially reasonable efforts to retain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) The Administrator shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the tenth Business Day after the first Valuation Date following the Date of Original Issue of the Series H Preferred Stock and after each (1) Annual Valuation Date, (2) Valuation Date on which the Corporation fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (3) Basic Maintenance

Amount Cure Date following a Valuation Date on which the Corporation fails to satisfy the requirements of paragraph 6(a)(ii)(A) above and (4) Valuation Date and any immediately succeeding Business Day on which the Adjusted Value of the Corporation’s Rating Agency Eligible Assets exceeds the Basic Maintenance Amount by 5% or less, the Corporation shall complete and deliver to the applicable Rating Agency a Basic Maintenance Report, which will be deemed to have been delivered to the applicable Rating Agency if the Rating Agency receives a copy or telecopy, telex or other electronic transcription or transmission of the Basic Maintenance Report and on the same day the Corporation mails to the Rating Agency for delivery on the next Business Day the Basic Maintenance Report. A failure by the Corporation to deliver a Basic Maintenance Report under this paragraph 6(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating an Adjusted Value of the Corporation’s Rating Agency Eligible Assets less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) In the event the Adjusted Value of the Corporation’s Rating Agency Eligible Assets shown in any Basic Maintenance Report prepared pursuant to paragraph 6(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Corporation shall have until the Basic Maintenance Amount Cure Date to achieve an Adjusted Value of the Corporation’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Corporation shall inform a Rating Agency of such achievement in writing by delivery of a revised Basic Maintenance Report showing an Adjusted Value of the Corporation’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

(D) On or before 5:00 P.M., New York City time, on no later than the tenth Business Day after the next Valuation Date following each date on which the Corporation has repurchased more than 1% of its Common Stock since the most recent date of delivery of a Basic Maintenance Report, the Corporation shall complete and deliver to the applicable Rating Agency a Basic Maintenance Report. A Basic Maintenance Report delivered as provided in paragraph 6(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 6(a)(ii)(D).

(b) Failure to Meet Asset Coverage.

If the Corporation fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the Series H Asset Coverage Cure Date, (i) the Corporation shall give a Notice of Redemption as described in paragraph 4 of Article II hereof with respect to the redemption of a sufficient number of shares of Preferred Stock, which at the Corporation’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of Series H Preferred Stock, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Corporation’s discretion, such additional number of shares of Series H Preferred Stock or other Preferred Stock in order that the Corporation shall have Asset Coverage with respect to the shares of Series H Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption as great as 210%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the shares of Series H Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 4(a) of Article II hereof.

(c) Failure to Maintain Rating Agency Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.

If the Corporation fails to have Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii)(A) above and such failure is not cured, the Corporation shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 4 of Article II hereof with respect to the redemption of a sufficient number of shares of Series H Preferred Stock or other Preferred Stock to enable it to meet the requirements of paragraph 6(a)(ii)(A) above, and, at the Corporation’s discretion, such additional number of shares of Series H Preferred Stock or other Preferred Stock in order that the Corporation have Adjusted Assets with respect to the remaining shares of Series H Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption as great as 110% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the shares of Series H Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 4 of Article II hereof.

(d) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 6(a)(i) and 6(a)(ii)(A) hereof are satisfied, (i) no share of the Series H Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Certain Other Restrictions.

(a) If the Series H Preferred Stock is rated by a Rating Agency at the request of the Corporation, the Corporation will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Corporation to have Rating Agency Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Corporation’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation’s assets in a manner reasonably expected to reduce the Adjusted Value of the Corporation’s Rating Agency Eligible Assets, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Corporation’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any shares of Common Stock or repurchase any shares of Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continued to satisfy the requirements of paragraph 6(a)(ii)(A) of Article II hereof.

(b) If the Series H Preferred Stock is rated by a Rating Agency at the request of the Corporation, unless the Corporation shall have received written confirmation from the Rating Agency, the Corporation may engage in the lending of its portfolio securities only in an amount of up to 20% of the Corporation’s total assets, provided that the Corporation receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Investments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Corporation for purposes of determining compliance with paragraph 6 of Article II hereof.

(c) If the Series H Preferred Stock is rated by a Rating Agency at the request of the Corporation, the Corporation shall not consolidate the Corporation with, merge the Corporation into, sell or otherwise transfer all or substantially all of the Corporation’s assets to another Person or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to the Rating Agency.

8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Stock

(a) So long as any shares of Series H Preferred Stock are Outstanding and the Corporation is permitted to issue indebtedness under its fundamental investment restrictions, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Corporation shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b) So long as any shares of Series H Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Series H Preferred Stock or shares of other Preferred Stock Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Stock for which a Redemption Notice has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the shares of Series H Preferred Stock and all other Preferred Stock then Outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

9. Termination.

In the event that no Series H Preferred Stock are Outstanding, (1) all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Corporation under these Articles Supplementary shall terminate and (2) the terms of office of all directors elected solely by the holders of the Series H Preferred Stock voting together as a class pursuant to paragraphs 5(a) and 5(b) shall expire. Upon the expiration of the terms of such directors, the number of directors shall be automatically reduced by the number of directors elected solely by the holders of Preferred Stock voting together as a class.

ARTICLE III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THESE ARTICLES SUPPLEMENTARY

1. Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Directors, without the vote or consent of any holders of Series H Preferred Stock or the holders of any other shares of Preferred Stock of the Corporation, or any other stockholder of the Corporation, may from time to time amend, alter or repeal the provisions of paragraph 7 of Part I of these Articles Supplementary, as well as any or all of the definitions contained within these Articles Supplementary (and any terms defined within, or related to, such definitions), add covenants and other obligations of the Corporation, or confirm the applicability of covenants and other obligations set forth herein, all in connection with obtaining or maintaining the rating of any Rating Agency then rating the Series H Preferred Stock, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of the holders of Series H Preferred Stock or the holders of any other shares of Preferred Stock expressly set forth in the Charter, provided that the Board of Directors shall have obtained written confirmation from any Rating Agency then rating the Series H Preferred Stock (with such confirmation in no event being required to be obtained from a particular Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with another Rating Agency’s rating of the Series H Preferred Stock) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency.

2. Other Modification.

(a) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of shares of Series H Preferred Stock (or of any other series of Preferred Stock), voting separately from any other series of Preferred Stock (to the extent its rights are affected differently), shall be required with respect to any matter that materially and adversely affects the rights, preferences or powers of that series in a manner different from that of other series or classes of the Corporation’s shares of capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preference or power unless such matter (i) adversely alters or abolishes any preferential right of such series; (ii) creates, adversely alters or abolishes any right in respect of redemption of such series; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such series. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series H Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Stock. The vote of holders of any series described in this paragraph 2(a) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question. The holders of the Series H Preferred Stock shall not be entitled to vote on any matter that affects the rights or interests of only one or more series of Preferred Stock other than the Series H Preferred Stock.

(b) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Preferred Stock, voting separately as one class (including the Series H Preferred Stock), shall be required to amend, alter or repeal the provisions of the Governing Documents, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would affect adversely the rights, preferences or powers expressly set forth in any Articles Supplementary of the Preferred Stock, including the Series H Preferred Stock, unless, in each case, the Corporation obtains written confirmation from any Rating Agency then rating the Series H Preferred Stock that such amendment, alteration or repeal would not impair the rating then assigned by such rating agency to the Series H Preferred Stock, in which case the vote or consent of the holders of the Series H Preferred Stock is not required. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preference or power unless such matter (i) adversely alters or abolishes any preferential right of the Series H Preferred Stock; (ii) creates, adversely alters or abolishes any right in respect of redemption of the Series H Preferred Stock; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to the Series H Preferred Stock. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series H Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Stock. The vote of holders of any Series H Preferred Stock described in this paragraph 2(b) of Article III will in each case be in addition to a separate vote of the requisite percentage, if any, of Common Stock and Preferred Stock necessary to authorize the action in question.

(c) Notwithstanding the provisions of Article III, to the extent permitted by law, the Board of Directors, without the vote of the holders of the Series H Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series H Preferred Stock.

(d) Unless a higher percentage is required under the Governing Documents or applicable provisions of Maryland law or the 1940 Act, the affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Outstanding Preferred Stock, including the Series H Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The vote of holders of any series described in this paragraph 2(d) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question.

(e) For purposes of these Article III, the phrase “vote of the Holders of a majority of the Outstanding shares of Preferred Stock” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Corporation duly called (A) of 67 percent or more of the shares of Preferred Stock present at such meeting, if the Holders of more than 50 percent of the Outstanding shares of Preferred Stock are present or represented by proxy; or (B) of more than 50 percent of the Outstanding shares of Preferred Stock, whichever is less.

(f) The provisions of this Article III are subject to the provisions of paragraph 7 of Article II of these Articles Supplementary.

3. Notice.

In the event of any modification of these Articles Supplementary pursuant to paragraph 2 of this Article III, the Corporation shall provide notice of such modification to the Rating Agencies 10 Business Days prior to the date such modification takes effect.

4. No Modification of Existing Preferred Stock.

Nothing contained in these Articles Supplementary creating the Series H Preferred Stock shall be understood to modify the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding. To the extent permitted by law, the Board of Directors, without the vote of the holders of the Series H Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding.

IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by a duly authorized officer, and witnessed by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to authorization and approval are true in all material respects, all on September 24, 2012.

THE GABELLI EQUITY TRUST INC.

By:	/s/ Bruce N. Alpert
Name: Bruce N. Alpert
Title: President

Witness:

By:	/s/ Agnes Mullady
Name: Agnes Mullady
Title: Secretary